Exhibit 5.1

NELSON MULLINS RILEY & SCARBOROUGH LLP ATTORNEYS AND COUNSELORS AT LAW

Gary M. Brown T: 615.664.5330 M: 615.390.7230 gary.brown@nelsonmullins.com	1222 Demonbreun Street, Suite 1700 Nashville, TN 37203 T: 615.664.5300 F: 404.664.6050 nelsonmullins.com

November 4, 2026

Covista Inc.

233 South Wacker Drive

Chicago, Illinois 60606

Attn: Douglas G. Beck

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to Covista Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the Company’s 2026 Equity Incentive Plan (the “Plan”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about November 4, 2026. The Registration Statement relates to 2,100,000 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share, for issuance under the Plan.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We note that, while the Plan has been approved by the Company’s board of directors, effectiveness of the Plan is subject to shareholder approval at the 2026 Annual Meeting of Shareholders scheduled to be held on November 11, 2026. We are opining herein as to the Delaware General Corporation Law (the “DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any laws other than the DGCL, or as to any matters of municipal law or the laws of any local agencies within any state.

Based upon and subject to the foregoing, including approval of the Plan by the Company’s shareholders, we are of the opinion that the Shares that may be issued and sold from time to time in accordance with the Plan will have been duly authorized for issuance and will, when issued, sold and, when applicable, paid for in accordance with the Plan, be legally issued, fully paid and non-assessable.

This opinion is being rendered as of the effective date of the Registration Statement, and we disclaim any obligation to revise or supplement this opinion should the present DGCL be changed by legislative action, judicial decision or otherwise, should there be factual developments which might affect any matters or opinions set forth herein or for any other reason.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to address herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

CALIFORNIA | COLORADO | DISTRICT OF COLUMBIA | FLORIDA | GEORGIA | ILLINOIS | MARYLAND | MASSACHUSETTS | MINNESOTA

NEW YORK | NORTH CAROLINA | OHIO | PENNSYLVANIA | SOUTH CAROLINA | TENNESSEE | TEXAS | VIRGINIA | WEST VIRGINIA

Covista Inc.

November 4, 2026

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

This opinion letter is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K promulgated under the Act by the SEC. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the SEC.

Very truly yours,

/s/ Nelson Mullins Riley & Scarborough LLP
Nelson Mullins Riley & Scarborough LLP